Exhibit 5.1

September 26, 2012

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, California 94403

Re:        Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-183889), as amended (the “Registration Statement”), filed by WageWorks, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 5,750,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), of which up to 1,000,000 shares will be issued and sold by the Company and up to 4,750,000 shares (including up to 750,000 shares issuable upon exercise of an over-allotment option granted by certain selling stockholders (the “Selling Stockholders”)) will be sold by the Selling Stockholders. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale by the Company and the Selling Stockholders of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that (1) the Shares to be issued and sold by the Company (excluding the Shares to be issued and sold upon the exercise of warrants) have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, (2) the Shares to be issued and sold by the Company upon the exercise of warrants have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Amended and Restated Warrant to Purchase Series E-1 Preferred Stock issued by the Company on December 28, 2009, as amended, will be validly issued, fully paid and nonassessable, and (3) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and are nonassessable; provided, however, with respect to those Shares to be sold by certain Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, such Shares will be validly issued, fully paid and nonassessable upon exercise and payment in compliance with the terms of the options pursuant to which such Shares are to be issued prior to the completion of this offering.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.